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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated March 12, 2003 to the Registration Statement (Form S-3 No. 333-73936) and related Prospectus of Health Care REIT, Inc. for the offering of up to $100,000,000 of notes due 2012 and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.






                                                               /s/ ERNST & YOUNG

Toledo, Ohio
March 10, 2003